Exhibit 10.1

EXECUTION VERSION

CREDIT SUISSE SECURITIES (USA) LLC CREDIT SUISSE AG Eleven Madison Avenue New York, New York 10010	BARCLAYS 745 Seventh Avenue New York, New York 10019

PERSONAL AND CONFIDENTIAL
January 25, 2015
Post Holdings, Inc.
2503 S. Hanley Road
St. Louis, Missouri 63144

Attention: Robert V. Vitale

Project Striker
Commitment Letter
Ladies and Gentlemen:
We are pleased to confirm the arrangements under which each of Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”), Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”) and Barclays Bank PLC (“Barclays” and, together with Credit Suisse, the “Commitment Parties,” “we” or “us”) is (i) exclusively (subject to Section 1 below) authorized by Post Holdings, Inc., a Missouri corporation (the “Company” or “you”), to act in the roles and capacities described herein and (ii) providing commitments in connection with the financing for certain transactions described herein, in each case on the terms and subject to the conditions set forth in this commitment letter and the attached Annexes A, B and C hereto (collectively, this “Commitment Letter”). Capitalized terms used but not defined herein have the respective meanings given in the Annexes hereto.

You have informed the Commitment Parties that the Company intends to consummate the acquisition (the “Acquisition”) of an entity previously identified to us as “Striker” (the “Acquired Business”), pursuant to that certain Agreement and Plan of Merger, dated as of January 25, 2015, by and among the Company, Acquisition Sub, Inc., a Minnesota corporation (the “Merger Sub”), the Acquired Business and Shareholder Representative Services LLC (the “Sellers’ Representative”), solely as agent for and on behalf of the Sellers (as such term is defined therein) (together with the schedules and exhibits thereto, the “Acquisition Agreement”). You have informed us that (a) the Acquisition, (b) the payment of fees and expenses in connection with the Acquisition and (c) the repayment of all indebtedness of the Acquired Business existing and outstanding as of the Closing Date (as defined in Annex B hereto) other than the Continuing Debt (as defined in Annex C hereto) will be financed from the following sources:

•
a senior secured term loan B facility (the “Incremental Term Facility”) in an aggregate principal amount of $700 million or such lesser amount as the Company may elect, upon written notice to the Lead Arrangers (as defined below) prior to the launch of general syndication of the Incremental Term Facility (which amount shall be reduced by the net cash proceeds of any debt securities issued by the Company on or prior to the Closing Date (the “Notes”)), having the terms set forth on Annex B, which shall be incurred and documented as incremental term loans under that certain Credit Agreement, dated as of January 29, 2014 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Facility”) by and among the Company, the several banks and other institutions or entities from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent, pursuant to and in accordance with the terms and conditions of Section 2.14 of the Existing Credit Facility;

•
the issuance by the Company of its common equity securities (the “Common Equity”) in an aggregate principal amount of approximately $340 million, of which approximately $240 million will be issued in a public offering and $100 million will be issued to the Sellers as provided in the Acquisition Agreement; and

•	up to approximately $150 million of the Company’s cash on hand.

1.	Commitments; Titles and Roles.

Each of CS Securities and Barclays is pleased to confirm its commitment to act, and you hereby appoint each of CS Securities and Barclays to act, as joint lead arrangers and joint bookrunners for the Incremental Term Facility (collectively, and together with any Additional Agent you appoint to act as a joint lead arranger for the Incremental Term Facility in accordance with your Designation Right (as defined below), the “Lead Arrangers”). In addition, each of CS and Barclays is pleased to advise you of its several, but not joint, commitment to provide the percentage of the aggregate principal amount of the Incremental Term Facility set forth on the attachments following each of their respective signature pages attached hereto (which sum to 100%), in each case on the terms contained in this Commitment Letter and subject only to the conditions set forth in the first paragraph of Section 2 below and in Annex C hereto. You agree that (i) CS Securities will have “left” placement in any and all marketing materials or other documentation used in connection with the Incremental Term Facility or other documentation used in connection with the Incremental Term Facility and (ii) Barclays will appear immediately to the “right” of CS Securities in any and all marketing materials or other documentation used in connection with the Incremental Term Facility or other documentation used in connection with the Incremental Term Facility. You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Incremental Term Facility unless you and we shall so agree.
Notwithstanding the foregoing, you will have the right (the “Designation Right”), exercisable within 10 business days following the date hereof, to appoint additional arrangers, bookrunners, co-agents or co-managers in respect of the Incremental Term Facility (each such arranger, bookrunner, co-agent or co-manager, an “Additional Agent”) in a manner and with economics determined by you in consultation with the applicable Additional Agent and reasonably acceptable to you and such Additional Agents; provided that (a) you may not appoint more than three (3) additional bookrunners in respect of the Incremental Term Facility, (b) you may not allocate more than 50% of the total economics with respect to the Incremental Term Facility to all Additional Agents (or their affiliates) in the aggregate and (c) subject to the foregoing, to the extent you appoint Additional Agents, the aggregate economics allocated to, and the aggregate commitment amounts of, CS and Barclays, collectively, will be reduced by the amount of the economics allocated to, and the commitment amount of, each such Additional Agent (or its affiliate) (it being understood that (x) the economics allocated to each of CS and Barclays will be no less than 25%, respectively, of the total economics in respect of the Incremental Term Facility, (y) the economics allocated to, and the commitment amounts of, each of CS and Barclays will be proportionately reduced by the amount of the economics allocated to, and the commitment amount of, each such Additional Agent (or its affiliate) and (z) in no event shall the percentage of the total economics allocated to any Additional Agent in respect of the Incremental Term Facility exceed the percentage of such economics allocated to either CS or Barclays). Upon your exercise, if any, of the Designation Right and the execution and delivery by the Additional Agent(s) of customary joinder documentation reasonably acceptable to you and us, each such Additional Agent shall constitute a “Commitment Party” for all purposes under this Commitment Letter and the Fee Letter.
Our fees for our commitment and for services related to the Incremental Term Facility are set forth in the fee letter entered into by the Company and the Commitment Parties on the date hereof (the “Fee Letter”).

2.	Conditions Precedent.

Each Commitment Party’s commitment and agreements hereunder are subject solely to the conditions set forth in Annex C hereto and the following additional conditions: since December 28, 2013, there has not been any Event (as defined below) that, individually or in the aggregate with all other Events, has had an Acquired Companies Material Adverse Effect (as defined below) and (ii) the execution and delivery by all parties of the Incremental Term Facility Documentation (as defined in Annex B hereto), to be negotiated and prepared in a manner consistent with this Commitment Letter and the Existing Credit Facility.
Notwithstanding anything in this Commitment Letter, the Fee Letter, the Incremental Term Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary, the Incremental Term Facility Documentation shall not contain any conditions precedent to the availability of the Incremental Term Facility on the Closing Date other than the conditions precedent expressly set forth in the first paragraph of this Section 2 and in Annex C hereto, and the terms of the Incremental Term Facility Documentation will be such that they do not impair the availability of the Incremental Term Facility on the Closing Date if such conditions are satisfied. Notwithstanding anything in this Commitment Letter, the Fee Letter, the Incremental Term Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary, the only representations and warranties the accuracy of which will be a condition to the availability of the Incremental Term Facility on the Closing Date will be (i) the representations and warranties made by or with respect to the Acquired Business in the Acquisition Agreement that are material to the interests of the Lead Arrangers or Lenders, in their capacities as such, but only to the extent that you (or your affiliates) have the right to terminate your (or their) obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in each case, in accordance with the terms of the Acquisition Agreement) as a result of a breach of such representation or warranty (the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below). As used herein, the term “Specified Representations” means representations relating to incorporation or formation; organizational power and authority to enter into the Incremental Term Facility Documentation; due authorization, execution, delivery and enforceability of the Incremental Term Facility Documentation; solvency of the Company and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the transactions contemplated herein (with solvency to be defined in a manner consistent with Annex I to Exhibit C); no conflicts of the Incremental Term Facility Documentation with charter documents of the Loan Parties or material debt agreements; Federal Reserve margin regulations; the Investment Company Act; the use of loan proceeds not violating the FCPA, OFAC and Patriot Act; status of the Incremental Term Facility as senior debt; and subject to Section 6.11 of the Existing Credit Facility, the creation, perfection and priority (subject to agreed-upon permitted liens consistent with the Existing Credit Facility) of the security interests granted in the Collateral (but excluding any Collateral acquired in the Acquisition). This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions.”
As used in this Section 2, the term “Acquired Companies Material Adverse Effect” means any Event that, individually or in the aggregate together with all other Events, has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Acquired Business and the Acquired Business Subsidiaries (taken as a whole), other than any Event or Events to the extent resulting from one or more of the following: (a) any event or condition generally affecting any of the industries in which the Acquired Business and the Acquired Business Subsidiaries operate, the United States economy as a whole or any foreign economy as a whole in any location where, or with respect to which, the Acquired Companies have material operations; (b) any national or international political or social event or condition, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (c) the existence, occurrence or continuation of any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; (d) any change in financial, banking or securities markets (including any disruption thereof or any decline in the price of any security or any market index); (e) compliance with any term of, or the taking of any action required by, the Acquisition Agreement (other than the requirement to operate the Acquired Companies in the Ordinary Course of Business); (f) any change in GAAP or other accounting requirement or principle or any change in Applicable Law or the interpretation thereof; (g) any action required to be taken under any Applicable Law; (h) any failure by the Acquired Business to meet projections, guidance, milestones, forecasts or financial or operating predictions or measures (it being agreed that the facts and circumstances giving rise to any of the foregoing events or failures, unless expressly excluded by another clause of this definition, may constitute or may be taken into account in determining whether an Acquired Companies Material Adverse Effect has occurred); or (i) the reaction (including subsequent actions) to the announcement of the Acquisition and any transactions contemplated by the Acquisition Agreement of any Person not a Party to the Acquisition

Agreement; provided, however, that any Event or Events set forth in the foregoing clauses (a), (b), (c), (d), (f), (g), or (h) may be taken into account in determining whether there has been an Acquired Companies Material Adverse Effect, to the extent such Event or Events have, or are reasonably expected to have, a disproportionate adverse effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Acquired Business and the Acquired Business Subsidiaries (taken as a whole) relative to other Persons operating in the same industry as the Acquired Companies.
As used in the foregoing definition of Acquired Companies Material Adverse Effect (and in the definitions in this paragraph):
(i) “Acquired Business” means MOM Brands Company, a Minnesota corporation;

(ii) “Acquired Business Subsidiaries” means MOM Brands Enterprises, LLC, MOM Brands Sales, LLC, MOM Brands DISC, Inc. and MOM Brands de México, S. de R.L. de C.V.;

(iii) “Acquired Companies” means the Acquired Business and each Acquired Business Subsidiary;

(iv) “Applicable Law” means any applicable provision of any constitution, treaty, statute, law, rule, regulation, ordinance or code enacted, adopted, issued or promulgated by any Governmental Authority;

(v) “Event” means any event, change, effect, development, occurrence, circumstance, condition, matter or state of facts, whether known or unknown;

(vi) “Governmental Authority” means any: (a) nation, state, county, city, district or other similar jurisdiction; (b) federal, state, local or foreign government; (c) governmental or quasi-governmental authority (including any governmental agency, branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); or (d) body or other Person entitled by Applicable Law to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power;

(vii) “Ordinary Course of Business” means any action (which includes, for this definition, any failure to take action), condition, circumstance or status of or regarding a Person that is consistent with the past practices of such Person and is taken or exists in the ordinary course of the normal operations of such Person;

(viii) “Party” means any one of the Company, the Acquired Business, the Merger Sub or the Sellers’ Representative; and

(ix) “Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trustee or trust, joint venture, unincorporated organization or any other business entity or association or any Governmental Authority.

3.	Syndication.

The Lead Arrangers intend, and reserve the right, to syndicate the Incremental Term Facility to the Lenders (as defined in Annex B) promptly following the date hereof, and you acknowledge and agree that the commencement of syndication will occur in the discretion of the Lead Arrangers. The Lead Arrangers will select the Lenders under the Incremental Term Facility after consultation with you; provided that the Lead Arrangers will not syndicate to those banks, financial institutions and other institutional lenders separately identified in writing by you to us prior to the date hereof or any competitors of the Company or the Acquired Business that are operating companies and are separately identified in writing by you to us prior to or after the date hereof, but prior to the commencement of our syndication efforts (“Disqualified Lenders”). The Lead Arrangers will lead the syndication, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender, the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Lead Arrangers pursuant to the terms of this Commitment Letter and the Fee Letter. The Lead Arrangers will, in consultation with you, determine the final commitment allocations and will notify the Company of such determinations. You agree to use commercially reasonable efforts to ensure that the Lead Arrangers’ syndication efforts benefit from the existing lending relationships of the Company and its subsidiaries. To facilitate an orderly and successful syndication of the Incremental Term Facility, you agree that, until the earliest of (x) the termination of the syndication as determined by the Lead Arrangers and (y) 60 days after the Closing Date, the Company will not, and will use commercially reasonable efforts to obtain contractual undertakings from the Acquired Business that it will not, syndicate or issue, attempt to syndicate or issue, or announce or authorize the announcement of the syndication or issuance of or engage in any material discussions concerning the syndication or issuance of, any debt facility or debt, equity or equity-linked security (including, without limitation, any debt or preferred equity security convertible into common stock) of the Company or Acquired Business or any of their respective subsidiaries, including any refinancings, replacements or renewals of any debt facility or any debt, equity or equity-linked security of the Company or Acquired Business or any of their respective subsidiaries if such activity would, in the reasonable good faith judgment of the Lead Arrangers, have a detrimental effect on the syndication of the Incremental Term Facility, other than (a) the Incremental Term Facility, (b) equity issued pursuant to management, director and employee incentive or compensation plans of the Company, (c) the issuance by the Company of common stock upon conversion of its 3.75% Series B Cumulative Perpetual Convertible Preferred Stock or 2.5% Series C Cumulative Perpetual Convertible Preferred Stock in accordance with the terms thereof, (d) indebtedness of the Acquired Business permitted to be issued or incurred pursuant to Section 5.2(a)(5) of the Acquisition Agreement (other than any incremental facility under the Amended and Restated Credit Agreement among the Acquired Business, Mom Brands Sales, LLC, Wells Fargo Bank, National Association, as administrative agent, and the Lenders thereto from time to time, dated June 21, 2011, as amended) (the “Acquired Business Credit Agreement”), (e) any Notes the proceeds of which will be used to consummate the Acquisition and (f) any Common Equity the proceeds of which will be used to consummate the Acquisition. For purposes of the immediately preceding sentence, it is understood that the Company’s ordinary course capital leases and ordinary course purchase money and equipment financings will not be deemed to materially and adversely impair the primary syndication of the Incremental Term Facility.
You agree to cooperate with the Lead Arrangers in all syndication efforts, including in connection with (i) the preparation of one or more information packages for the Incremental Term Facility regarding the business, operations and financial projections of the Company and the Acquired Business (collectively, the “Confidential Information Memorandum”) including, without limitation, all customary information relating to the transactions contemplated hereunder prepared by or on behalf of the Company deemed reasonably necessary by the Lead Arrangers to complete the syndication of the Incremental Term Facility (it being understood that (1) the Confidential Information Memorandum will include customary summary historical and pro forma financial information that will be no more extensive in terms of presentation than the information to be included in the Company’s prospectus supplement contemplated to be used in the proposed underwritten offering of Common Equity the proceeds of which will be used to consummate the Acquisition, and (2) with respect to historical financial statements of the Acquired Business and other financial information regarding the Acquired Business that can only be obtained by you with the Acquired Business’ cooperation, your obligations pursuant to this clause (i) will be limited to delivery to the Lead Arrangers of (A) the historical financial statements and other financial information that the Acquired Business is obligated, or will become obligated upon your request, to provide under the terms of the Acquisition Agreement (as in effect on the date hereof) and (B) any financial information with respect to the Acquired Business that the Acquired Business has otherwise provided to you), and (ii) the preparation of one or more customary information packages for the Incremental Term Facility reasonably acceptable in format and content to the Lead Arrangers (collectively, the “Lender Presentation”) and the presentation of such Lender Presentation to, and participation in meetings and other communications with, prospective Lenders or agents in connection with the syndication of the Incremental Term Facility (including, without limitation, direct contact between senior management and representatives, with appropriate seniority and expertise, of the Company with prospective Lenders and participation of such persons in meetings upon reasonable advance notice and at mutually agreed times). In addition, you agree to use commercially reasonable efforts to obtain, prior to the launch of syndication, (a) a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”) for the Company after giving effect to the Acquisition and the other transactions contemplated hereunder and any other material recent or pending transaction or financing, (b) a public corporate credit rating from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”), for the Company after giving effect to the Acquisition and the other transactions contemplated hereunder and any other material recent or pending transaction or financing and (c) a public credit rating for the Incremental Term Facility from each of Moody’s and S&P. You will be solely responsible for the contents of any such Confidential Information Memorandum, Lender Presentation and related materials (other than, in each case, any information contained therein that has been provided for inclusion therein by the Commitment Parties solely to the extent such information relates to the Commitment Parties) and all other information, documentation or materials delivered to the Lead Arrangers in connection therewith (collectively, the “Information”) and you acknowledge that the Commitment Parties will be using and relying upon the Information without independent verification thereof. You agree that Information regarding the Incremental Term Facility and Information provided by the Company and Acquired Business or their respective representatives to the Lead Arrangers in connection with the Incremental Term Facility (including, without limitation, draft and execution versions of the Incremental Term Facility Documentation, the Confidential Information Memorandum, the Lender Presentation, publicly filed financial statements, and draft or final offering materials relating to contemporaneous securities issuances by the Company) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Incremental Term Facility or otherwise, in accordance with the Lead Arrangers’ standard syndication practices, and you acknowledge that each Lead Arranger and its affiliates will not be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform, except, in the case of damages to you but not to any other person, to the extent such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such Lead Arranger or (A) any of its controlled affiliates, (B) any of the respective directors or employees of such Lead Arranger or its controlled affiliates or (C) the respective advisors or agents of such Lead Arranger or its controlled affiliates, in the case of this clause (C), acting at the instructions of such Lead Arranger or its controlled affiliates. Notwithstanding the Lead Arrangers’ right to syndicate the Incremental Term Facility and receive commitments with respect thereto, or anything otherwise contained in this Commitment Letter it is agreed that (x) the syndication of, or receipt of commitments or participations in respect of, all or any portion of the Commitment Parties’ commitments hereunder prior to the Closing Date, (y) the obtaining of the ratings referenced above and (z) the compliance with any of the other provisions set forth in clauses (i) and (ii) of this paragraph above, shall not be a condition to the Commitment Parties’ commitments hereunder and, unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Incremental Term Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Without limiting your obligations to assist as set forth herein, it is understood that the commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Incremental Term Facility and in no event shall the commencement or successful completion of syndication or the obtaining of ratings constitute a condition to the availability of the Incremental Term Facility on the Closing Date.
You acknowledge that certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company, the Acquired Business or their respective affiliates or any of its or their respective securities) (each, a “Public Lender”). At the request of the Lead Arrangers, you agree to prepare an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders that does not contain material non-public information concerning the Company, the Acquired Business or their respective affiliates or securities. It is understood that in connection with your assistance described above, at the request of the Lead Arrangers, you will provide, and cause all other applicable persons to provide (including using commercially reasonable efforts to cause the Acquired Business to provide) authorization letters to the Lead Arrangers authorizing the distribution of the Information to prospective Lenders, and containing a representation to the Lead Arrangers that the public-side version does not include material non-public information about the Company, the Acquired Business or their respective affiliates or its or their respective securities. In addition, you will clearly designate as such all Information provided to the Lead Arrangers by or on behalf of the Company or the Acquired Business which is suitable to make available to Public Lenders. You acknowledge and agree that the following documents may be distributed to Public Lenders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such documents should only be distributed to prospective Lenders that are not Public Lenders: (a) drafts and final versions of the Incremental Term Facility Documentation; (b) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the Incremental Term Facility.

4.	Information.

You represent and covenant that (i) to the best of your knowledge in the case of Information relating to the Acquired Business, all written Information (other than financial projections and information of a general economic or industry specific nature) provided directly or indirectly by the Company to the Lead Arrangers or the Lenders in connection with the transactions contemplated hereunder is and will be, when furnished and when taken as a whole and giving effect to all supplements thereto, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading and (ii) the financial projections and other forward-looking information that have been or will be made available to the Lead Arrangers or the Lenders in connection with the transactions contemplated hereunder by or on behalf of the Company have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections and other forward-looking information are furnished to the Lead Arrangers or the Lenders, it being understood and agreed that financial projections are not a guarantee of financial performance and are subject to significant uncertainties and contingencies, no assurance can be given that any party’s projections may be realized, and actual results may differ from financial projections and such differences may be material. You agree that if at any time prior to the later of (x) the Closing Date and (y) the Successful Syndication (as defined in the Fee Letter) of the Incremental Term Facility, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations will be correct in all material respects under those circumstances.

5.	Indemnification and Related Matters.

In connection with arrangements such as this, it is the Commitment Parties’ policy to receive indemnification. You agree to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

6.	Assignments; Amendments.

This Commitment Letter may not be assigned by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Commitment Parties and the other parties hereto and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Each of the Commitment Parties, after consultation with you, may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates (provided that such affiliates agree to abide by the confidentiality provisions of Section 7 of this Commitment Letter) and, as provided above, to any Lender prior to the Closing Date; provided that, except for any assignment to an Additional Agent pursuant to Section 1 of this Commitment Letter, any assignment by a Commitment Party to any potential Lender made prior to the Closing Date shall not relieve such Commitment Party of its obligations set forth herein to fund on the Closing Date that portion of the commitments so assigned. Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto, as applicable.

7.	Confidentiality.

Please note that this Commitment Letter, the Fee Letter and any written communications provided by, or oral discussions with, the Commitment Parties in connection with this arrangement may not be disclosed to any third party or circulated or referred to publicly without the prior written consent of the Commitment Parties party thereto except, after providing written notice to the applicable Commitment Parties, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such communications and discussions to the Company’s and (on a redacted basis reasonably satisfactory to the Lead Arrangers with respect to the Fee Letter) the Acquired

Business’s directors, employees, agents, accountants, legal counsel and other advisors who are directly involved in the consideration of the Incremental Term Facility and who have been informed by you of the confidential nature of such advice and this Commitment Letter and the Fee Letter and who have agreed to treat such information confidentially, (ii) this Commitment Letter, the Fee Letter and such communications and discussions as required by applicable law, rule or regulation (including any public filings of this Commitment Letter) or compulsory legal process (in which case you agree to inform us promptly thereof to the extent not prohibited by law) and (iii) the information contained in Annex B to Moody’s and S&P; provided, further, that any such information described in foregoing clause (i) or (iii) is supplied only on a confidential basis after consultation with the Commitment Parties. The terms of this paragraph as they relate to this Commitment Letter (but not the Fee Letter) shall terminate one year from the date of this Commitment Letter.
Each Commitment Party agrees that it will treat as confidential all information provided to it hereunder by or on behalf of you or any of your respective subsidiaries or affiliates; provided that nothing herein will prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) to inform you promptly thereof to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority having jurisdiction over such person or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person, (d) to the extent that such information was already in such Commitment Party’s possession and is not, to such Commitment Party’s knowledge, subject to any existing confidentiality obligations that would prohibit such disclosure or was independently developed by such Commitment Party, (e) to such person’s affiliates and such person’s and its affiliates’ respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis, (f) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Company and its obligations under the Incremental Term Facility, in each case, who agree to be bound by similar confidentiality provisions (including, for the avoidance of doubt, by means of a click-through or otherwise), (g) to Moody’s and S&P; provided that such information is limited to Annex B and is supplied only on a confidential basis after consultation with you or (h) for purposes of establishing a “due diligence” defense. Each Commitment Party’s obligation under this paragraph shall remain in effect until the earlier of (i) one year from the date hereof and (ii) the date any definitive Incremental Term Facility Documentation is entered into by the Commitment Parties, at which time any confidentiality undertaking in the definitive Incremental Term Facility Documentation shall supersede this provision. Notwithstanding any of the foregoing, each Commitment Party may disclose the existence of the Incremental Term Facility and information about the Incremental Term Facility to market data collectors, similar services providers to the lending industry, and service providers to the Commitment Parties in connection with the administration and management of the Incremental Term Facility and the other loan documents.

8.	Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, each Commitment Party, together with its respective affiliates (each, collectively, a “Commitment Party Group”), is a full service financial services firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, each Commitment Party Group may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments. In addition, each Commitment Party Group may at any time communicate independent recommendations and/or publish or express independent research views in respect of such debt and equity securities or other financial instruments. Such investment and other activities may involve securities and instruments of you or the Acquired Business or its affiliates, as well as of other entities and persons and their affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated by this Commitment Letter, (ii) be customers or competitors of you or the Acquired Business or its affiliates, or (iii) have other relationships with you or the Acquired Business or its affiliates. In addition, each Commitment Party Group may provide investment banking, underwriting and financial advisory services to such other entities and persons. Each Commitment Party Group may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in your securities or those of such other entities. The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph. Although each Commitment Party Group in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the transactions contemplated by this Commitment Letter, no Commitment Party Group shall have any obligation to disclose such information, or the fact that such Commitment Party Group is in possession of such information, to you or to use such information on the Company’s behalf.
Consistent with their respective policies to hold in confidence the affairs of its customers, no Commitment Party Group will furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any other companies, or use such information in connection with the performance by such Commitment Party Group of services for any other companies. Furthermore, you acknowledge that no Commitment Party Group and none of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.
Each Commitment Party Group may have economic interests that conflict with yours, or those of your equity holders and/or affiliates. You agree that each Commitment Party Group will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party Group and you or your equity holders or affiliates. You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Commitment Party Groups, on the one hand, and you on the other, and in connection therewith and with the process leading thereto, (i) no Commitment Party Group has assumed an advisory or fiduciary responsibility in favor of you or your equity holders or affiliates with respect to the financing transactions contemplated hereby, or in each case, the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether such Commitment Party has advised, is currently advising or will advise you, your equity holders or your affiliates on other matters) or any other obligation to you except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) each Commitment Party Group is acting solely as a principal and not as the agent or fiduciary of you, your management, equity holders, affiliates, creditors or any other person. You acknowledge and agree that you have consulted your own legal and financial advisors to the extent you deemed appropriate and that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that any Commitment Party Group has rendered advisory services of any nature or respect, or owes you a fiduciary or similar duty, in connection with such transactions or the process leading thereto.
As you know, you have retained each of Barclays Capital Inc. and CS Securities as financial advisors (in such capacity, the “Financial Advisors”) in connection with the Acquisition. You agree to (and each of the other Commitment Parties, including any Additional Agents, acknowledges) such retention and you further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisors and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein. Nothing in this Commitment Letter imposes any obligation on you to pay any fee in connection with such retention.
In addition, each Commitment Party may employ the services of its affiliates in providing services and/or performing their obligations hereunder and may exchange with such affiliates information concerning you and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to the Commitment Parties hereunder.

In addition, please note that the Commitment Parties do not provide accounting, tax or legal advice. Notwithstanding anything herein to the contrary, you and we (and each of your employees, representatives and other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Incremental Term Facility and all materials of any kind (including opinions or other tax analyses) that are provided to you or us relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

9.	Miscellaneous.

Each Commitment Party’s commitments and agreements hereunder will terminate upon the first to occur of (i) the consummation of the Acquisition, (ii) the abandonment of the Acquisition or termination of the Acquisition Agreement and (iii) 5:00 p.m. New York City time on July 31, 2015 (the “Outside Date”); provided, however, that the Outside Date shall be extended to October 30, 2015 if all conditions to Closing (as defined in the Acquisition Agreement as in effect on the date hereof) set forth in Article 7 of the Acquisition Agreement as in effect on the date hereof shall have been satisfied or waived (or, with respect to conditions to be satisfied at such Closing, are then capable of being satisfied) as of July 31, 2015, other than the conditions set forth in Sections 7.1(e) and 7.2(d) of the Acquisition Agreement as in effect on the date hereof. Subject to the provisions of the next paragraph and the terms of the Fee Letter, you may terminate this Commitment Letter and/or each Commitment Party’s commitments hereunder. In addition, each Commitment Party’s commitments hereunder to provide and arrange the Incremental Term Facility will be reduced to the extent described herein by any issuance of the Notes (in escrow or otherwise).
The provisions set forth in the Fee Letter and under Sections 3, 4, 5 (including Annex A), 6 and 8, the first paragraph of Section 7 and this Section 9 will remain in full force and effect regardless of whether the definitive Incremental Term Facility Documentation is executed and delivered. The provisions set forth under Sections 5 (including Annex A), 6 and 8, the first paragraph of Section 7 and this Section 9 and the fee and expense reimbursement provisions of the Fee Letter will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ commitments and agreements hereunder; provided that such provisions relating to indemnification and reimbursement shall terminate and be superseded by the terms of the Incremental Term Facility Documentation to the extent covered thereby and to the extent such Incremental Term Facility Documentation becomes effective.
Notwithstanding anything in Section 7 to the contrary, the Lead Arrangers may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or World Wide Web as they may choose, and circulate similar promotional materials, after the closing of the Acquisition in the form of a “tombstone” or otherwise describing the names of you and your affiliates, and the amount, type and closing date of the Acquisition, all at expense of the Lead Arrangers.
Each party hereto agrees for itself and its affiliates that any suit or proceeding arising with respect to this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letter will be heard exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state or federal court located in the Borough of Manhattan in the City of New York, and each party hereto agrees to submit to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of the Commitment Parties’ commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto and thereto. This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws that would otherwise direct the application of the laws of any other jurisdiction; provided, however, that (i) the interpretation of the definition of Acquired Companies Material Adverse Effect and whether or not an Acquired Companies Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Specified Acquisition Agreement Representations and whether as a result of any inaccuracy thereof you (or your affiliates) have the right to terminate your (or their) obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in each case in accordance with the terms of the Acquisition Agreement) as a result of a breach of such representation or warranty and (iii) the determination of whether the transactions contemplated by the Acquisition Agreement have been consummated in accordance with the terms of the Acquisition Agreement, in each case, shall be governed by, and construed and interpreted solely in accordance with, the laws of the State of Delaware; provided that all matters relating to the merger of the Merger Sub with and into the Acquired Business shall be governed and construed in accordance with the laws of the State of Minnesota, without regard to any other principles of conflicts of law.
Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement of each party to negotiate in good faith the Incremental Term Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject only to conditions precedent as expressly provided in the first paragraph of Section 2 above and in Annex C hereto, and (ii) the Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein.
The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Patriot Act”) the Commitment Parties and each Lender may be required to obtain, verify and record information that identifies the Company and each of the other Guarantors, which information includes the name and address of the Company and each of the other Guarantors and other information that will allow the Commitment Parties and each Lender to identify the Company and each of the other Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Commitment Parties and each Lender. You hereby acknowledge and agree that the Lead Arrangers shall be permitted to share any or all such information with the Lenders.
This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., in pdf or tif format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, the Fee Letter, and any other agreement entered into by the parties hereto on the date hereof are the only agreements that have been entered into among the parties hereto with respect to the commitments and services to be provided in respect of the Incremental Term Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to any of the matters referred to in this Commitment Letter.
Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter, on or before 12:00 p.m. New York City time on January 26, 2015, whereupon this Commitment Letter and the Fee Letter will become binding agreements between you and the Commitment Parties party hereto and thereto. If the Commitment Letter and the Fee Letter have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this transaction.
[Remainder of page intentionally left blank]

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Ali R. Mehdi
Name: Ali R. Mehdi
Title: Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Christopher Day
Name: Christopher Day
Title: Authorized Signatory

By:	/s/ Karim Rahimtoola
Name: Karim Rahimtoola
Title: Authorized Signatory

Attachment to Commitment Letter

CREDIT SUISSE AG

Incremental Term Facility Commitment Percentage: 50%

BARCLAYS BANK PLC

By:	/s/ John Skrobe
Name: John Skrobe
Title: Managing Director

Attachment to Commitment Letter

BARCLAYS BANK PLC

Incremental Term Facility Commitment Percentage: 50%

ACCEPTED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE:

POST HOLDINGS, INC.

By:	/s/ Robert V. Vitale
Name: Robert V. Vitale
Title: President & Chief Executive Officer

Annex A
In the event that any Commitment Party becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of the Company or the Acquired Business, in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (collectively, the “Letters”), the Company agrees to periodically reimburse each Commitment Party for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Company also agrees to indemnify and hold each Commitment Party harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an indemnified person and whether or not any such indemnified person is otherwise a party thereto), except to the extent that such loss, claim, damage or liability (x) has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of such Commitment Party in performing the services that are the subject of the Letters or (ii) a material breach of the obligations of such Commitment Party under the Letters or (y) has resulted from a dispute solely among the Commitment Parties that does not involve an act or omission by the Company or any of its affiliates and is not brought against such Commitment Party in its capacity as an agent or arranger or similar role under the Incremental Term Facility. If for any reason the foregoing indemnification is unavailable to any Commitment Party or insufficient to hold it harmless, then the Company will contribute to the amount paid or payable by the Commitment Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Company and its affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Commitment Party on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) the Company and its affiliates, shareholders, partners, members or other equity holders and (ii) such Commitment Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this paragraph will be in addition to any liability which the Company may otherwise have, will extend upon the same terms and conditions to any affiliate of a Commitment Party and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of such Commitment Party and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, each Commitment Party, any such affiliate and any such person. The Company also agrees that neither any indemnified party nor any of such affiliates, partners, members, directors, agents, employees or controlling persons will have any liability based on its or their exclusive or contributory negligence or otherwise to the Company or any person asserting claims on behalf of or in right of the Company or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company or their respective affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified party in performing the services that are the subject of the Letters; provided, however, that in no event will such indemnified party or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ activities related to the Letters.
The Company will not be required to indemnify any Commitment Parties for any amount paid or payable by such Commitment Party in the settlement of any action, proceeding or investigation without the Company’s consent, which consent will not be unreasonably withheld, conditioned or delayed. The provisions of this Annex A will survive any termination of the commitments or completion of the arrangement provided by the Letters.

Annex B

Summary of the Incremental Term Facility
This Summary outlines certain terms of the Incremental Term Facility referred to in the Commitment Letter, of which this Annex B is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	Post Holdings, Inc., a Missouri corporation (the “Company”).

Guarantors:	Same as the Existing Credit Facility.
Joint Lead Arrangers and

Joint Lead Bookrunners:
Credit Suisse Securities (USA) LLC and Barclays Bank PLC (“Barclays”) will act as joint lead arrangers and joint lead bookrunners (in such capacities, the “Lead Arrangers”) for the Incremental Term Facility and will perform the duties customarily associated with such roles.

Administrative Agent:	Same as the Existing Credit Facility.

Collateral Agent:	Same as the Existing Credit Facility.

Documentation Agent:	One or more financial institutions selected by the Lead Arrangers in consultation with the Company.

Co-Syndication Agents:	CS and Barclays, in their capacities as Co-Syndication Agents.

Lenders:
Various banks, financial institutions and institutional lenders selected by the Lead Arrangers in consultation with the Company, excluding any Disqualified Lender (each, a “Lender” and, collectively, the “Lenders”).

Purpose/Use of Proceeds:
On the Closing Date, the proceeds of the Incremental Term Facility will be used to finance in part the Acquisition (including the repayment of all existing indebtedness of the Acquired Business other than the Continuing Debt) and the payment of fees and expenses in connection with the Acquisition.

Incremental Term Loan B

Facility:
An incremental term loan “B” facility (the “Incremental Term Facility”) in an aggregate principal amount of $700 million or such lesser amount as the Company may elect, upon written notice to the Lead Arrangers prior to the launch of general syndication (which amount shall be reduced by the net cash proceeds of any issuance of any Notes), which Incremental Term Facility shall consist of Incremental Term Loan Commitments (as defined in the Existing Credit Facility) established under and in accordance with Section 2.14 of the Existing Credit Facility.

Additional Incremental

Facilities:	Same as the Existing Credit Facility.

Availability:	The Incremental Term Facility will be available in one drawing on the Closing Date. Amounts borrowed under the Incremental Term Facility that are repaid or prepaid may not be reborrowed.

Closing Date:	The date on which the loans under the Incremental Term Facility (the “Loans”) are funded and the Acquisition is consummated (the “Closing Date”).

Maturity:	The maturity date of the Term Loan Facility will be the Series A Incremental Term Loan Maturity Date (as defined in the Existing Credit Facility), which date is June 2, 2021 (the “Maturity Date”).

Amortization:
The outstanding principal amount of the Incremental Term Facility will be payable in equal quarterly amounts of 1.00% per annum prior to the Maturity Date, with the remaining balance, together with all other amounts owed with respect thereto, payable on the Maturity Date.

Interest Rate:	All amounts outstanding under the Incremental Term Facility will bear interest, at the Company’s option, at a rate per annum equal to:
(a)    the Base Rate (as defined in the Existing Credit Facility) plus 2.75% per annum; or
(b)    the Eurodollar Rate (as defined in the Existing Credit Facility) plus 3.75% per annum.
At no time will the Eurodollar Rate with respect to the Incremental Term Facility be deemed to be less than 1.00% per annum.

Default Interest:	Same as the Existing Credit Facility.

Interest Payments:	Same as the Existing Credit Facility.

Funding Protection and Taxes:	Same as the Existing Credit Facility.

Voluntary Payments:	Same as the Existing Credit Facility, except payments of an amount provided below under the caption “Soft Call on Term Loans.”

Soft Call on Term Loans:
Same as the Existing Credit Facility; provided that soft call protection for the Incremental Term Facility shall be applicable for six-months from the Closing Date. For avoidance of doubt, soft call protection for the Existing Credit Facility has expired.

Mandatory Payments:	Same as the Existing Credit Facility.
Incremental Term

Facility Documentation:
The Incremental Term Facility will be documented as an Incremental Term Loan Commitment under and as defined in the Existing Credit Facility pursuant to a Joinder Agreement (as defined in the Existing Credit Facility; the Joinder Agreement and the Existing Credit Facility, collectively, the “Incremental Term Facility Documentation”).

Collateral:	Same as the Existing Credit Facility.
Representations and

Warranties:	Same as the Existing Credit Facility.
Only the Specified Representations will be required to be made on the Closing Date.

Covenants:	Same as the Existing Credit Facility.

Events of Default:	Same as the Existing Credit Facility.

Conditions to Extensions

of Credit on Closing Date:
The several obligations of each Lender to make the initial loans and extensions of credit under the Incremental Term Facility on the Closing Date will be subject only to the conditions precedent referred to in the first paragraph of Section 2 of the Commitment Letter and those listed on Annex C attached to the Commitment Letter.

Assignments and

Loan Buybacks:	Same as the Existing Credit Facility.

Amendments and

Required Lenders:	Same as the Existing Credit Facility.

Indemnity and Expenses:	Same as the Existing Credit Facility.

Governing Law and

Jurisdiction:	Same as the Existing Credit Facility.
Counsel to the Lead

Arrangers:	Latham & Watkins LLP.

Annex C
Additional Conditions Precedent to the Incremental Term Facility
These Additional Conditions Precedent, together with those set forth in the first paragraph of Section 2 of the Commitment Letter, set forth the only conditions precedent to the effectiveness of, and the initial funding under, the Incremental Term Facility referred to in the Commitment Letter, of which this Annex C is a part. Certain capitalized terms used herein are defined in the Commitment Letter.
The only conditions to the effectiveness of, and the initial funding under, the Incremental Term Facility shall consist of the following (together with the other conditions to funding expressly set forth in the first paragraph of Section 2 of the Commitment Letter):

1.
The Acquisition shall have been consummated or will be consummated concurrently with the initial funding under the Incremental Term Facility in accordance with (x) the Acquisition Agreement and (y) Section 7.02(e) of the Existing Credit Facility (provided, however, for the avoidance of doubt, for purposes of determining whether a Default or an Event of Default (as such terms are defined in the Existing Credit Facility) has occurred and is continuing for purposes of the definition of Permitted Acquisition (as such term is defined in the Existing Credit Facility) no representations or warranties, other than the Specified Representations, shall be required, or deemed, to be made on the Closing Date) and the Company shall have funds sufficient to consummate the Acquisition. No conditions precedent to the consummation of the Acquisition or other provision of the Acquisition Agreement shall have been waived, modified, supplemented or amended (and no consent granted), in a manner materially adverse to the Lead Arrangers or the Lenders in their capacities as Lenders, in each case, without the consent of the Lead Arrangers, not to be unreasonably withheld or delayed; provided that, without limitation, any increase or decrease in the acquisition consideration (other than working capital adjustments) shall not be deemed to be materially adverse to the Lead Arrangers or the Lenders so long as (i) any increase is funded by cash on hand or proceeds of an offering of the Company’s equity (the form of which will be reasonably satisfactory to the Lead Arrangers) and (ii) any decrease is allocated to reduce the Incremental Term Facility.

2.	The conditions in Sections 2.14(d) (other than the conditions in Section 2.14(d)(i)(x)) of the Existing Credit Facility shall have been satisfied.

3.
The Lead Arrangers shall have received (i) (A) audited consolidated balance sheets of the Company as at the end of each of the two fiscal years immediately preceding, and ended more than 60 days prior to, the Closing Date, and related statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of the Company for each of the three fiscal years immediately preceding, and ended more than 60 days prior to, the Closing Date and (B) audited consolidated balance sheets of the Acquired Business as at the end of each of the two fiscal years immediately preceding, and ended more than 90 days prior to, the Closing Date, and related statements of income, stockholders’ equity and cash flows of the Acquired Business for each of the three fiscal years immediately preceding, and ended more than 90 days prior to, the Closing Date; (ii) (A) an unaudited consolidated balance sheet of the Company as at the end of, and related statements of operations, comprehensive income (loss) and cash flows of the Company for, each fiscal quarter (and the corresponding quarter in the prior fiscal year), other than the fourth quarter of the Company’s fiscal year, subsequent to the date of the most recent audited financial statements of the Company and ended more than 40 days prior to the Closing Date and (B) an unaudited consolidated balance sheet of the Acquired Business as at the end of, and related statements of income and cash flows of the Acquired Business for, each fiscal quarter (and, in the case of the statement of income and cash flows, the corresponding quarter in the prior fiscal year), other than the fourth quarter of the Acquired Business’ fiscal year, subsequent to the date of the most recent audited financial statements of the Acquired Business and ended more than 40 days prior to the Closing Date; and (iii) customary pro forma financial information of the Company that will be no more extensive in terms of presentation than the information to be included in the Company’s prospectus supplement contemplated to be used in the proposed underwritten offering of Common Equity the proceeds of which will be used to consummate the Acquisition.

4.
All costs, fees, expenses (including, without limitation, reasonable and invoiced out-of-pocket legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation contemplated by the Commitment Letter and the Fee Letter payable to the Commitment Parties, the Lead Arrangers, the Administrative Agent or the Lenders on the Closing Date and invoiced prior to such date shall, upon the initial borrowing under the Incremental Term Facility, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Incremental Term Facility).

5.
All third-party indebtedness of the Acquired Business for borrowed money (or guarantees thereof) existing and outstanding as of the Closing Date shall, upon the borrowing under the Incremental Term Facility, have been, or will be substantially simultaneously, repaid, redeemed, defeased or otherwise discharged, and any liens securing such indebtedness released (other than (i) certain existing letters of credit outstanding under the Acquired Business Credit Agreement that, on the Closing Date, will be grandfathered (if permitted under the Existing Credit Facility) into, or backstopped by letters of credit issued under, the revolving credit facility under the Existing Credit Facility or cash collateralized in a manner satisfactory to the issuing banks thereof and (ii) any indebtedness for borrowed money (or guarantees thereof) that the Lead Arrangers and the Company mutually agree may remain existing and outstanding as of the Closing Date (such indebtedness, the “Continuing Debt”)).

6.
The Company shall have delivered to the Lead Arrangers the following documentation relating to the Company and all of the Guarantors consistent with the Incremental Term Facility Documentation: (i) customary legal opinions, corporate records and documents from public officials, lien searches and officer’s certificates as to the Company and each of the Guarantors; (ii) customary evidence of authority; (iii) customary prior written notice of borrowing; (iv) customary evidence of insurance; and (v) a solvency certificate from the chief financial officer of the Company substantially in the form of Annex I hereto, certifying that the Company and its subsidiaries are, on a consolidated basis after giving effect to the transactions contemplated hereby, solvent. The Specified Acquisition Agreement Representations will be true and correct to the extent provided in the first paragraph of Section 2 of the Commitment Letter. The Specified Representations will be true and correct in all material respects (except that any such representation qualified by materiality or material adverse effect will be true and correct in all respects).

7.
The Lead Arrangers shall have received at least three business days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested at least ten days prior to the Closing Date.

8.
The Lead Arrangers shall have received the Confidential Information Memorandum for use in the syndication of the Incremental Term Facility by a date sufficient to afford the Lead Arrangers a period of at least 15 consecutive business days following the delivery of the Confidential Information Memorandum to syndicate the Incremental Term Facility prior to the Closing Date; provided that the entirety of such period shall occur prior to August 17, 2015 or after September 2, 2015 and any day from and including July 3, 2015 through and including July 6, 2015 shall not be considered a business day for purposes of this period.

If the Company in good faith reasonably believes it has delivered the Confidential Information Memorandum, it may deliver to the Lead Arrangers a written notice to that effect, in which case the Confidential Information Memorandum will be deemed to have been delivered on the date such notice is received by the Lead Arrangers, and the 15 consecutive business day period referred to above will be deemed to have commenced on the date such notice is received by the Lead Arrangers, in each case, unless the Lead Arrangers in good faith reasonably believe that the Company has not completed delivery of the Confidential Information Memorandum and, within two business days after the receipt of such notice from the Company, the Lead Arrangers deliver a written notice to the Company to that effect (stating with reasonable specificity which information required to be included in the Confidential Information Memorandum has not been delivered).

Annex I

Form of Solvency Certificate

[Date]

This Solvency Certificate (this “Certificate”) is delivered by POST HOLDINGS, INC., a Missouri corporation (the “Borrower”), in connection with that certain Credit Agreement dated as of [Date] (the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto and [_____], as Administrative Agent. Each capitalized term used but not defined herein shall have the meaning assigned to it in the Credit Agreement.
Pursuant to Section [__] of the Credit Agreement, the Borrower hereby certifies that, after giving effect to the Transactions, on the date hereof:
(a)    The fair value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount of the liabilities, including contingent liabilities, of the Borrower and its Subsidiaries on a consolidated basis. In computing the amount of any contingent liabilities on the date hereof, such liabilities shall have been computed at the amount that, in light of all of the facts and circumstances existing on the date hereof, represents the amount that can be reasonably expected to become an actual or matured liability.
(b)    The present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured.
(c)    The Borrower and its Subsidiaries, on a consolidated basis, do not intend to incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business.
(d)    The Borrower and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction for which their property would constitute an unreasonably small capital.
(e)    The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. In computing the amount of any contingent liabilities on the date hereof, such liabilities shall have been computed at the amount that, in light of all of the facts and circumstances existing on the date hereof, represents the amount that can be reasonably expected to become an actual or matured liability.
IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed as of the date first above written.

POST HOLDINGS, INC.

By:_______________________________________
Name:
Title: Chief Financial Officer